UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2013

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Clarification of First Quarter Dividend Record Date

On February 27, 2013, Excel Trust, Inc. (the “Company”) issued a press release indicating that its Board of Directors had declared a first quarter cash dividend of $0.17 per share on the Company’s common stock, a cash dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Stock and a cash dividend of $0.5078 per share on the Company’s Series B Cumulative Redeemable Preferred Stock, payable on April 15, 2013 to stockholders of record as of March 29, 2013. As the New York Stock Exchange is closed on March 29, 2013 due to a holiday, the effective record date for the dividend will be the close of business on Thursday, March 28, 2013.

Tax Matters Update

This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “Material United States Federal Income Tax Considerations” included in our Registration Statements on Form S-3 (File Nos. 333-174020, 333-174022, 333-174023 and 333-181399), which we refer to as the Registration Statements. This summary is for general information only and is not tax advice.

The following discussion supersedes, in its entirety, the discussion under the heading “Tax Rates” in the Registration Statements, and any other similar discussion of tax rates in the Registration Statements.

Beginning January 1, 2013, the maximum tax rate for non-corporate taxpayers for (1) capital gains is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received by the REIT from taxable corporations (such as the REIT’s taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as “capital gain dividends.” In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

In addition, certain U.S. holders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock or debt obligations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or debt securities.

The following discussion supersedes, in its entirety, the discussions under the headings “United States Federal Income Tax Considerations for Holders of Our Capital Stock — Taxable U.S. Holders Generally — Foreign Accounts,” “United States Federal Income Tax Considerations for Holders of Our Capital Stock — Taxation of Non-U.S. Holders — Foreign Accounts” and “Foreign Accounts” in the Registration Statements, and any other similar discussion of foreign accounts in the Registration Statements, in the Prospectus Supplement filed with the Securities and Exchange Commission on March 9, 2012 and in Item 8.01 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2012.

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends and interest on, and gross proceeds from the sale or other disposition of, our capital stock or debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.

The IRS has issued final Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends or interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock or debt securities on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. In addition, these rules currently would not apply to debt securities outstanding on January 1, 2014. Prospective investors should consult their tax advisors regarding these withholding provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2013	Excel Trust, Inc.

	By:	/s/ James Y. Nakagawa
James Y. Nakagawa
Chief Financial Officer